CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 21, 2020, relating to the financial statements and financial highlights of Great-West Invesco Small Cap Value Fund and Great-West Small Cap Value Fund (formerly Great-West Loomis Sayles Small Cap Value Fund), two of the series of Great-West Funds, Inc. (the “Funds”), appearing in the corresponding Annual Reports on Forms N-CSR of the Funds for the year ended December 31, 2019, and to the references to us on the cover page of the Information Statement/Prospectus and under the headings “Service Providers” and “Financial Highlights” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

July 10, 2020